Exhibit 99.1

For further information, contact:

J. David Smith or R. Scott Vansant

770-449-7066

EURAMAX INTERNATIONAL, INC. REPORTS
FIRST QUARTER 2004 OPERATING RESULTS

Norcross, Georgia (May 7, 2004) – Euramax International, Inc. today reported operating earnings and net sales for the quarter ended March 26, 2004 of $13.5 million and $195.4 million, respectively.  Operating earnings increased 46.1% on a net sales increase of 33.7% compared to the first quarter of 2003.

The net sales increase was broadly distributed across each of Euramax’s reportable segments and included increases of over 30% in both the U.S. and Europe.  Continuing strong demand in the U.S. for residential and commercial building materials, together with the addition of net sales attributable to Berger Holdings, acquired at the end of last year, increased U.S. net sales 32.4%.  Berger Holdings’ net sales in the first quarter of 2003, prior to being acquired by Euramax in November, were $8.8 million.

In Europe, net sales increased 35.0% in the Company’s European Roll Coating segment and 36.2% in the European Fabrication segment.  Combined, net sales in Europe increased $21.4 million on higher sales of painted aluminum coil to OEM’s including European recreational vehicle manufacturers.  Increases were also attributed to higher sales volumes of fabricated products to automotive and RV customers.  Strengthening of the British Pound and Euro against the U.S. Dollar accounted for $11.1 million of the net sales increase in Europe.

Earnings from operations increased $4.3 million or 46.1% on slightly higher gross margins driven by higher sales volume.  Gross margin improvement attributed to sales volume was partially offset by lower material margins on sales of aluminum products caused by rapidly escalating aluminum prices despite higher aluminum selling prices.  Depreciation and amortization increased $1.4 million compared to the first quarter of 2003 resulting from the Berger Holdings acquisition, a stronger Euro and Pound and additional expense associated with the step-up in basis of assets in connection with the 2003 Stock Transaction wherein Citicorp Venture Capital acquired approximately 55% of the stock in Euramax.

Commenting on results, Chairman and CEO J. David Smith said, “Broad economic improvement and continuing strength in our core markets enabled us to achieve record sales and earnings for a first quarter. The quarter was not without significant challenges related to unprecedented increases in aluminum, steel and copper costs.  We attained our goals for maintaining margins where possible and recognize that this challenge will continue for the foreseeable future.”

Long-term debt at March 26, 2004 was $250.1 million and the Company had cash and equivalents of $30.6 million.  Also at quarter end, the Company had $98.7 million available and undrawn on its revolving credit facility.  Subsequent to March 26, 2004, Euramax repurchased outstanding common stock held by Court Square Capital Limited for approximately $67.8 million.  Such repurchases were funded with borrowings under the Company’s revolving credit facility.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward looking statements:  Statements made by Euramax which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “anticipate,” “expect,” “foresee,” “believe,” “feel,”  “intend” and similar words also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements.  Important factors that could cause financial performance to differ materially from past results and from those expresses or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, the Company’s ability to service its substantial debt and to comply with the restrictive covenants contained in the agreements governing that debt, the impact of foreign currency exchange rates, particularly the Pound Sterling and the Euro, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability and cost of raw materials, particularly steel and aluminum, and a variety of other factors.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 26, 2003.

Euramax International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

	Successor	Predecessor
Thousands of U.S. Dollars	For the quarter ended March 26, 2004	For the quarter ended March 28, 2003
Net Sales	$195,403	$146,158

Cost and expenses:
Cost of goods sold	156,883	117,566
Selling and general	19,876	15,590
Depreciation and amortization	5,115	3,745
	181,874	136,901

Earnings from operations	13,529	9,257

Interest expense, net	(5,757)	(5,448)
Other income (expense), net	771	214

Earnings before income taxes	8,543	4,023

Provision for income taxes	2,944	1,581

Net earnings	$5,599	$2,442

Earnings from operations before depreciation and amortization	$18,644	$13,002

Euramax International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Successor	Successor
Thousands of U.S. Dollars	March 26, 2004	December 26, 2003
ASSETS
Current assets:
Cash and equivalents	$30,582	$48,227
Accounts receivable, net	137,651	121,689
Inventories	104,104	89,543
Other current assets	10,640	8,188
Total current assets	282,977	267,647
Property, plant and equipment, net	137,685	141,437
Goodwill, net	175,723	176,394
Deferred income taxes	4,460	3,595
Other assets	19,603	19,756
	$620,448	$608,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdrafts	$499	$436
Accounts payable	95,014	91,689
Accrued expenses and other current liabilities	45,940	51,239
Current maturities of long-term debt	8,183	7,487
Total current liabilities	149,636	150,851
Long-term debt, less current maturities	241,914	231,807
Deferred income taxes	28,875	29,282
Other liabilities	27,681	26,939
Total liabilities	448,106	438,879
Shareholders’ equity:
Common stock	500	500
Additional paid-in-capital	155,495	155,495
Treasury stock	(1,964)	(1,964)
Restricted stock grant	(3,190)	(3,381)
Retained earnings	20,355	14,756
Accumulated other comprehensive loss	1,146	4,544
Total shareholders’ equity	172,342	169,950
	$620,448	$608,829